As filed with the Securities and Exchange Commission on May 16, 2014

Registration No. 333-195409

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Heritage Insurance Holdings, LLC*

(Exact name of Registrant as specified in its charter)

Delaware	6331	45-5338504
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Heritage Insurance Holdings, LLC

2600 McCormick Drive, Suite 300

Clearwater, Florida 33759

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bruce Lucas

Chairman & Chief Executive Officer

Heritage Insurance Holdings, LLC

2600 McCormick Drive, Suite 300

Clearwater, Florida 33759

(727) 362-7202

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven J. Gavin, Esq. Karen A. Weber, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Edward S. Best, Esq. John P. Berkery, Esq. Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 (312) 782-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

*	Heritage Insurance Holdings, LLC, the registrant whose name appears on the cover of this registration statement, is a Delaware limited liability company. Prior to the effectiveness of this registration statement, Heritage Insurance Holdings, LLC will be converted into a Delaware corporation and renamed Heritage Insurance Holdings, Inc. Shares of the common stock of Heritage Insurance Holdings, Inc. are being offered by the prospectus. Except as disclosed in the prospectus, the consolidated financial statements and selected historical consolidated financial data and other financial information included in this registration statement are those of Heritage Insurance Holdings, LLC and its subsidiaries and do not give effect to the corporate conversion.

EXPLANATORY NOTE

This pre-effective amendment is being filed solely for the purpose of amending “Part II—Information Not Required in Prospectus.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee	$14,220
FINRA filing fee	17,060
NYSE listing fee	125,000
Printing and engraving	250,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	1,200,000
Transfer agent and registrar fees	10,000
Miscellaneous	183,720

Total	$3,000,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant to be effective upon completion of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2011, we have issued and sold the following securities:

1.	Between January 2012 and March 2012, we issued 5,938,950 shares to certain individuals and members of our management. The shares were sold at a price per share of $3.92 for aggregate consideration of $23.3 million.

2.	Between September 2012 and December 2012, we issued $3.9 million aggregate principal amount of notes to certain investors, including members of our senior management. The notes provided for a 20% fee due upon repayment. We exchanged the notes for 1,014,900 investment units, each comprised of one share and one warrant to purchase one share, with a value of $4.90 per investment unit. The warrants expire on March 31, 2018 and have an exercise price of $5.88 per share.

3.	Between January 2013 and March 2013, we issued 6,675,900 investment units, each comprised of one share and one warrant to purchase one share. The investment units were sold at a price of $4.90 per investment unit for aggregate consideration of $32.7 million. The warrants expire on March 31, 2018 and have an exercise price of $5.88 per share.

4.	Between January 2013 and March 2013, we issued 293,250 shares at a fair value of $3.92 per share to certain members of our senior management. $1.96 per share was paid in cash, and we recognized compensation expense in respect of the remainder.

5.	In December 2013 and March 2014, we issued 15,300 and 17,850 investment units, respectively, to investors at a price of $4.90 per investment unit. The investors had committed to purchase these investment units in the first quarter of 2013, but due to an administrative oversight, the investment units were not issued until December 2013 and March 2014. The price of $4.90 per investment unit is consistent with the issuances during the first quarter of 2013, the time of the investor’s purchase commitment.

6.	In connection with the Reorganization Transactions, warrants to purchase 7,685,700 shares will be exercised, including warrants to purchase 3,893,850 shares to be exercised on a cashless basis, at an exercise price of $5.88 per share.

Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement. No underwriters were in involved in the foregoing issuances of securities.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement. No underwriters were in involved in the foregoing issuances of securities.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(3) Exhibits.    The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Form of Certificate of Conversion of Heritage Insurance Holdings, LLC

3.2	Form of Certificate of Incorporation of Heritage Insurance Holdings, Inc. to become effective prior to the consummation of this offering

3.3	Form of Bylaws of Heritage Insurance Holdings, Inc. to become effective prior to the consummation of this offering

4.1**	Form of Stock Certificate

4.2	Form of Warrant

5.1	Form of opinion of Winston & Strawn LLP

10.1**	Purchase and Sale Agreement, dated February 28, 2013 by and between Heritage Insurance Holdings, LLC and McCormick Drive Holdings, LLC.

10.2**†	Property Catastrophe Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

Exhibit Number	Description

10.3**†	Catastrophe Excess of Loss and Aggregate Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.4**†	Second Aggregate Catastrophic Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.5**†	Second Catastrophe Excess of Loss and Aggregate Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.6**†	Underlying Property Catastrophe Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company by Osprey Re Ltd.

10.7**†	Property Catastrophe Excess of Loss Reinsurance Contract, effective December 4, 2012, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.8**	Reinsurance Trust Agreement, dated May 22, 2013, by and among Osprey Re Ltd., Heritage Property & Casualty Insurance Company and Bank of America, N.A.

10.9**	PR-M Non-Bonus Assumption Agreement, dated October 18, 2012, between Heritage Property & Casualty Insurance Company and Citizens Property Insurance Corporation.

10.10**	Assumption Agreement, dated May 22, 2013, between Heritage Property & Casualty Insurance Company and Citizens Property Insurance Corporation.

10.11**	Property Reinsurance Contract, dated May 22, 2013, between Citizens Property Insurance Corporation and Heritage Property & Casualty Insurance Company.

10.12**	Consent Order, dated July 31, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.13**	Consent Order, dated October 17, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.14**	Consent Order, dated November 19, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.15**	Consent Order, dated February 7, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.16**	Consent Order, dated May 17, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.17**	Consent Order, dated August 23, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.18**	Consent Order, dated September 27, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.19**	Consent Order, dated October 25, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.20**	Consent Order, dated November 22, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.21**	Consent Order, dated January 7, 2014, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

Exhibit Number	Description

10.22**	Voluntary Agency Agreement, dated December 16, 2013, between Heritage MGA, LLC and FAIA Member Services Inc.

10.23**	Administrative Services Agreement, dated January 1, 2014, between Florida Association of Insurance Agents, Inc. and Heritage Property & Casualty Insurance Company.

10.24**	Marketing Services Agreement, dated January 1, 2014 between Heritage Property Casualty Insurance Company and FAIA Member Services, Inc.

10.25**	Employment Agreement with Richard Widdicombe, dated as of January 1, 2014.

10.26**	Employment Agreement with Bruce Lucas, dated as of January 1, 2014.

10.27**	Employment Agreement with Kent Linder, dated as of January 1, 2014.

10.28**	Heritage Insurance Holdings, Inc. Omnibus Incentive Plan.

10.29**	Form of Indemnification Agreement.

10.30**	Property Catastrophe Excess of Loss Reinsurance Contract, effective April 17, 2014, by and among Heritage Property & Casualty Insurance Company and Citrus Re Ltd.

10.31**	Property Catastrophe Excess of Loss Reinsurance Contract, effective April 24, 2014, by and among Heritage Property & Casualty Insurance Company and Citrus Re Ltd.

10.32	Common Stock Purchase Agreement, dated May 9, 2014, by and between Heritage Insurance Holdings, LLC and Ananke Re, Ltd.

21.1**	List of subsidiaries of Heritage Insurance Holdings, LLC.

23.1**	Consent of Grant Thornton LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney (see signature pages).

*	Indicates to be filed by amendment.
**	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment, and this exhibit has been filed separately with the SEC.

(b) Financial Statement Schedules.    All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida, on this 16th day of May, 2014.

HERITAGE INSURANCE HOLDINGS, LLC

By:	/s/ Bruce Lucas

Name:	Bruce Lucas
Title:	Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce Lucas Bruce Lucas	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2014

* Stephen Rohde	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 16, 2014

* Richard Widdicombe	President and Director	May 16, 2014

* Pete Apostolou	Director	May 16, 2014

* Trifon Houvardas	Director	May 16, 2014

* James Masiello	Director	May 16, 2014

* Nicholas Pappas	Director	May 16, 2014

* Joseph Vattamattam	Director	May 16, 2014

* Monica Vernon	Director	May 16, 2014

* Vijay Walvekar	Director	May 16, 2014

*By:	/s/ Bruce Lucas
Bruce Lucas, as attorney-in-fact